Exhibit 99.1

Dana Incorporated Extends Share Repurchase Program

MAUMEE, Ohio, Dec. 12, 2019 – Dana Incorporated (NYSE: DAN) announced today that its board of directors authorized the extension of its share repurchase program through December 31, 2021. The company had $150 million available under the program as of September 30, 2019.

The company expects shares to be repurchased in the open market or through privately negotiated transactions. It expects to have enough free cash flow and liquidity during this period to support this initiative. Pursuant to this program, the purchase of shares is subject to prevailing market conditions, available growth opportunities, and other considerations.

About Dana Incorporated

Dana is a world leader in providing power-conveyance and energy-management solutions that are engineered to improve the efficiency, performance, and sustainability of light vehicles, commercial vehicles, and off-highway equipment. Enabling the propulsion of conventional, hybrid, and electric-powered vehicles, Dana equips its customers with critical drive and motion systems; electrodynamic and power technologies; and thermal, sealing, and digital solutions.

Founded in 1904, Dana employs more than 36,000 people who are committed to delivering long-term value to their customers, which include nearly every vehicle manufacturer in the world. Based in Maumee, Ohio, USA, and with locations in 33 countries across six continents, the company reported sales of $8.1 billion in 2018. Having established a high-performance culture that focuses on its people, the company has earned recognition around the world as a top employer. Learn more at dana.com.

Investor Contact	Media Contact

Craig Barber	Jeff Cole
419.887.5166	419.887.3535
craig.barber@dana.com	jeff.cole@dana.com